                                                                   EXHIBIT 10.24


                                     LEASE

                                by and between

                             COUSINS/MYERS II, LLC

                                 ("Landlord")

                                      and

                             DIGITAL ISLAND, INC.

                                  ("Tenant")

                                     dated

                                 April 3, 2000

                               One Second Street

                           San Francisco, California

                                     LEASE

                            Basic Lease Information

          The foregoing Basic Lease Information is incorporated in and made a part of the Lease to which it is attached. If there is any conflict between the Basic Lease Information and the Lease, the Basic Lease Information shall control.

Date of Lease:                April 3, 2000

Landlord:                     COUSINS/MYERS II, LLC,
                              a Delaware limited liability company

Landlord's Address:

                       (i)    Cousins/Myers II, LLC

                              c/o Cousins Properties Incorporated
                              2500 Windy Ridge Parkway
                              Suite 1600
                              Atlanta, Georgia 30339-5683
                              Attn:  Corporate Secretary

                       (ii)   with a copy to:

                              Myers Development Company
                              525 Market Street, Suite 3440
                              San Francisco, CA 94105
                              Attn:  Mr. Jack Myers

Tenant:                       DIGITAL ISLAND, INC.,
                              a Delaware corporation

Tenant's Address:

                       (i)    Before the Rent Commencement Date:

                              45 Fremont, 12th Floor
                              San Francisco, CA 94105
                              Attn:  Jean Ann Krupp, Manager

                       (ii)   After the Rent Commencement Date:
                              One Second Street
                              San Francisco, California 94015
                              Attn:  Jean Ann Krupp, Manager

Building Address:

                              One Second Street
                              San Francisco, California 94105

Rentable Square
Feet in Premises:             158,025 rentable square feet ("RSF") [See Section
                              1(b)]

Rentable Square

Feet in Building:             373,512 RSF [See Section 1(b)]

Lease Term:                   Twelve (12) years, subject to extension pursuant
                              to Exhibit K.

Expiration Date:              [See Section 2]

Premises:                     Floors 5-12 and 14 in the Building, subject to
                              adjustment to Floors 6-12 and 14 and 15, as provided in Exhibit E.

Use of Premises:              General office uses, including a network
                              operation center

Base Rental:                  See Section 5 and Exhibit G

Rent Commencement Date:       The earlier of (x) the date Tenant commences
ordinary business operations in the Premises; or (y) seventy-eight (78) days after the Final Delivery Date (defined in Section 5.2 of the Work Letter), which Rent Commencement Date is anticipated to be February 1, 2002 (the "Anticipated Commencement Date"), and which may be adjusted subject to the terms of the Work Letter.

First
Delivery Date:                November 15, 2001 [See Section 5 of the Work
                              Letter]

Rent Deposit:                 [Section 4.3] $278,973.23 on the execution and
                              delivery of this Lease. $278,973.23 on October 1, 2000.

Tenant Improvement
Allowance:                    $30.00 per RSF

Security Deposit:             -0-

Broker                        [See Section 40]

Guarantor(s):                 N/A

                                       2
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                               TABLE OF CONTENTS
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[TO BE INSERTED]
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                                                                            Page

                                       4
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                                   Exhibits

A        Description of Land and Building
B        Description of Premises
C        Supplemental Notice Regarding Rent Commencement Date
D        Work Letter
E        Adjustment and Expansion of Premises
F        Letter of Credit Terms
G        Base Rent Description
H        Rules and Regulations
I        Building Standard Services
J        Form of Tenant Estoppel Certificate
K        Option to Extend

                                     LEASE

          This Lease (together with the Basic Lease Information and Exhibits A through K which are incorporated into the Lease by this reference, collectively, the "Lease") is made as of the date specified in the Basic Lease Information, by and between COUSINS/MYERS II, LLC, a Delaware limited liability company ("Landlord"), and the tenant specified in the Basic Lease Information ("Tenant"), who hereby agree as follows:

     1.   Lease of Premises.

          (a) Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the term and subject to the covenants to be performed by Tenant, those certain premises (the "Premises") which shall be located in the building (hereinafter referred to as "Building") to be constructed on that certain tract of land (the "Land") more particularly described on Exhibit "A". The Premises are outlined or crosshatched on the floor plan(s) attached hereto as Exhibit "B" with no easement for light, view or air included in the Premises or being granted hereunder. The "Project" is comprised of the Building, the Land, the Building's parking facilities, any walkways, covered walkways, tunnels or other means of access to the Building and the Building's parking facilities, all common areas, including any lobbies or plazas, and any other improvements or landscaping now or hereafter constructed on the Land. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit "D", Landlord shall not be obligated to provide or pay for any improvement, work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Building or Project except as specifically set forth in the Work Letter.

          (b) Recalculation of RSF. The RSF in the Building and the Premises are approximately as set forth in the Basic Lease Information above. For purposes hereof, the RSF of the Premises and the Building shall be calculated by Landlord pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996. The RSF of the Premises and the Building shall be initially verified by Landlord's planner/designer after the Building is completed. Tenant's architect may consult with Landlord regarding the verification; however, the reasonable good faith determination of Landlord's planner/designer shall be conclusive and binding upon the parties. In the event that Landlord's planner/designer determines that the RSF of the Premises or the Building are different from that set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon the incorrect RSF shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant.

     2. Term. The term of this Lease ("Lease Term") shall commence on the Rent Commencement Date and, unless sooner terminated as provided in this Lease, shall end on the "Expiration Date", which shall be twelve (12) years after the Rent Commencement Date, subject to extension as provided in Exhibit K [Option to Extend]. However, if the Expiration Date would not otherwise fall on the last day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which the Expiration Date would otherwise fall. Promptly after the Rent Commencement Date, Landlord shall send to Tenant a Supplemental Notice in the form of Exhibit "C" specifying the Rent Commencement Date, the date of expiration of the Lease Term and the other matters described therein. If for any reason Landlord does not deliver possession of the Premises to Tenant on or before the Anticipated Commencement Date, this Lease shall not be void or voidable and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, except as provided in Section 1 of the Work Letter.

          Notwithstanding that the Lease Term does not commence until the Rent Commencement Date, the provisions of this Lease shall be effective and binding upon Landlord and Tenant once this Lease has been executed and delivered by both Landlord and Tenant.

     3.   Possession.

          (a) The obligations of Landlord and Tenant with respect to the initial leasehold improvements to the Premises are set forth in the Work Letter attached hereto as Exhibit "D" ("Work Letter"). By taking possession of the Premises, Tenant shall be deemed conclusively to establish that Landlord's construction obligations with respect to the Premises have been completed in accordance with the plans and specifications therefor and that the Premises, to the extent of Landlord's construction obligations with respect thereto, are in good and satisfactory condition, subject only to completion of any incomplete or collective items specified in a "punch list" approved by Landlord and Tenant as provided in the Work Letter and to Landlord's obligations under Section 3(b) below.

          (b) Tenant shall, at Tenant's sole cost and expense, promptly comply with all laws, ordinances, rules, regulations, orders and other requirements of any government or public authority which may be in force with respect to each floor of the Premises after the Delivery Date for such floor, with all requirements of any board of fire underwriters or similar body now or hereafter constituted, and with all directions and certificates of occupancy issued pursuant to any law by any governmental agency or body, insofar as any of the foregoing relate to or are required by the condition, use or occupancy of the Premises or the operation, use or maintenance of any personal property, trade fixtures, machinery, equipment or improvements in the Premises; provided, however, that Landlord shall be responsible, at its sole cost and expense, for causing the Base Project to comply with all such requirements which were in effect as of the dates of the respective permits Landlord obtained to construct the Base Project and, to the extent covered by warranties received by Landlord with respect thereto, for repairing all Base Project items. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of the foregoing laws, ordinances, etc., shall be conclusive of that fact as between Landlord and Tenant.

     4.   Rental Payments; Rent Deposit.

          4.1. Commencing on the Rent Commencement Date and continuing throughout the Lease Term, Tenant hereby agrees to pay all Rent due and payable under this Lease. As used in this Lease, the term "Rent" shall mean the Base Rental, Tenant's Forecast Additional Rental, Tenant's Additional Rental, and any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including without limitation any and all other sums that may become due by reason of any default of Tenant or failure on Tenant's part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant. Base Rental and Tenant's Forecast Additional Rental shall be due and payable in twelve (12) equal installments on the first day of each calendar month, commencing on the Rent Commencement Date and continuing thereafter throughout the Lease Term and any extensions or renewals thereof. Tenant hereby agrees to pay such Rent to Landlord at Landlord's address as provided herein (or such other address as Landlord designates from time to time) monthly in advance. Tenant shall pay all Rent and other sums of money which are due and payable by Tenant to Landlord at the times and in the manner provided in this Lease, without demand, set-off, counterclaim or abatement (except as specifically provided to the contrary herein).

          4.2. If the Rent Commencement Date is other than the first day of a calendar month or if this Lease terminates on other than the last day of a calendar month, then the installments of Base Rental, Tenant's Forecast Additional Rental and Tenant's Additional Rental for such month or months shall be prorated on a daily basis and the installment or installments so prorated shall be paid in advance.

          4.3. As security for Tenant's obligations to take possession of the Premises in accordance with the terms of this Lease and to comply with all of Tenant's obligations hereunder, Tenant has deposited with Landlord on the date of execution of the Lease one half (1/2) of the sum set forth under "Rent Deposit" in the Basic Lease Information; and Tenant agrees to deposit with Landlord the other one half (1/2) of the Rent Deposit on or before October 1, 2000. Such amount shall be applied by Landlord to the first monthly installment of Base Rental as it becomes due hereunder. In the event Tenant fails to take possession of the Premises when required or otherwise fails to comply with any of Tenant's obligations or warranties hereunder, said sum shall be retained by Landlord for application in reduction, but not in satisfaction, of damages suffered by Landlord as a result of Tenant's breach. Landlord shall not be required to keep the Rent Deposit separate from its general accounts.

          4.4. Within twenty (20) days of the execution and delivery of this Lease by Landlord and Tenant, Tenant shall deliver to Landlord the initial letter of credit described in Exhibit F, and no later than the First Delivery Date (defined in Section 5 of the Work Letter) Tenant shall deliver to Landlord the permanent letter of credit described in Exhibit F.

     5. Base Rental. From and after the Rent Commencement Date Tenant shall pay to Landlord a base annual rental (herein called "Base Rental") equal to the Base Rental set forth in the Basic Lease Information and Exhibit G, adjusted as provided in Section 1(b).

     6.   Additional Rental.

          (a) For purposes of this Lease, "Tenant's Forecast Additional Rental" means Landlord's reasonable estimate of Tenant's Additional Rental for the initial period of the Lease Term from the Rent Commencement Date until the end of the first calendar year of the Lease Term, and for all subsequent calendar years or portions thereof occurring during the balance of the Lease Term. If at any time it reasonably appears to Landlord that Tenant's Additional Rental for the current calendar year will vary from Landlord's estimate, Landlord shall have the right to revise its estimate for such year by notice to Tenant and subsequent payments by Tenant for such year shall be based upon such revised estimate. Failure to make such a revision shall not prejudice Landlord's right to collect the full amount of Tenant's Additional Rental. Prior to the Rent Commencement Date and thereafter prior to the beginning of each calendar year during the Lease Term, including any extensions thereof, Landlord shall present to Tenant a statement of Tenant's Forecast Additional Rental for such calendar year; provided, however, that if such statement is not given prior to the beginning of any calendar year, Tenant shall continue to pay during the next ensuing calendar year on the same basis as in the prior calendar year until the month after such statement is delivered to Ten ant. Commencing with the first day of the calendar month following the month in which the Tenant's Forecast Additional Rental was delivered to Tenant, Tenant shall pay Tenant's Forecast Additional Rental (less amounts, if any, previously paid toward such excess for such year) to Landlord in equal monthly installments over the remainder of such calendar year in advance on the first day of each month.

          (b) For purposes of this Lease, "Tenant's Additional Rental" means for each calendar year (or portion thereof) during the Lease Term Tenant's Share of the Operating Expenses (as defined below). "Expense Year" means each calendar year (or portion thereof) during the Lease Term, although Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve
(12) consecutive-month period. In the event of any such change, Tenant's Additional Rental shall be equitably adjusted for any Expense Year involved in any change. "Tenant's Share" shall be determined by dividing the RSF of the Premises by the greater of (i) ninety-five percent (95%) of the RSF of the Building and (ii) the total number of RSF occupied in the Building for the Expense Year in question on an average annualized basis, expressed as a percentage. In the event during any Expense Year the Building is less than ninety-five percent (95%) occupied on an average annualized basis, Operating Expenses which vary with occupancy of the Building ("Variable Operating Expenses") shall be adjusted to reflect the Operating Expenses of the Building as though it were ninety-five percent (95%) occupied for such year on an average annualized basis, and the increase or decrease in the sums owed pursuant to this
Section 6 shall be based upon such Operating Expenses as so adjusted. Therefore, if the Variable Operating Expenses actually incurred by Landlord are lower than would be incurred if at least ninety-five percent (95%) of the Building were occupied or if Landlord is not furnishing any particular item(s) of work or services (the cost of which would otherwise be included within Operating Expenses) to portions of the Building because (A) such portions are not occupied, (B) such item of work or services is not required or desired by the tenant of such portion and the same is not included in such tenant's Operating Expenses under its lease, or (C) such tenant is itself obtaining such item of work or services and the same is not included in such tenant's Operating Expenses under its lease then appropriate adjustments shall be made to determine Variable Operating Expenses for such calendar year as though the Building were actually occupied to the extent of the greater of (1) ninety-five percent (95%) of the number of RSF in the Building; or (2) the total number of RSF occupied in the Building for such calendar year on an average annualized basis and as though Landlord had furnished such item of work or services to the greater of (1) or
(2) above.

          (c) Within one hundred fifty (150) days but no later than two hundred seventy (270) days after the end of the calendar year in which the Rent Commencement Date occurs and of each Expense Year thereafter during the Lease Term, or as soon thereafter as practicable, Landlord shall provide Tenant a statement showing the Operating Expenses for said Expense Year, as prepared by a certified public accounting firm designated by Landlord, and a statement prepared by Landlord comparing Tenant's Forecast Additional Rental with Tenant's Additional Rental (the "Reconciliation Statement"). In the event Tenant's Forecast Additional Rental paid exceeds Tenant's Additional Rental for said Expense Year, Landlord shall credit such excess against Rent next due hereunder or, if the Lease Term has expired or is about to expire, refund such excess to Tenant within thirty (30)
     days after Landlord's preparation of such Reconciliation Statement if Tenant is not in default under this Lease (in the instance of a default such excess shall be held as additional security for Tenant's performance, may be applied by Landlord to cure any such default, and shall not be refunded until any such default is cured). In the event that Tenant's Additional Rental exceeds Tenant's Forecast Additional Rental paid for said Expense Year, Tenant shall pay Landlord, within thirty (30) days of receipt of the statement, an amount equal to such difference. The provisions of this paragraph (c) shall survive the expiration or earlier termination of this Lease.

               (d) For so long as Tenant is not in default under this Lease beyond any applicable cure or grace period, Landlord's books and records pertaining to the calculation of Operating Expenses for any Expense Year within the Lease Term may be audited, at Tenant's expense, by an authorized representative of Tenant for a period of one hundred twenty (120) days following the delivery of a Reconciliation Statement (or any Statement revising the same); provided, that Tenant shall give Landlord not less than thirty (30) days' prior written notice of any such audit. For purposes hereof an authorized representative of Tenant shall mean a bona fide employee of Tenant, any national accounting firm, or any other party reasonably approved in writing by Landlord, in each case who is not representing, and agrees not to represent, any other tenant or subtenant in the Building regarding Additional Rental. In no event shall an authorized representative of Tenant include the owner of any office building in the metropolitan San Francisco, California area or any affiliate of such owner. Prior to the commencement of any audit, Tenant shall cause its authorized representative to agree in writing for the benefit of Landlord that such representative will keep the results of the audit confidential and that such representative will not disclose or divulge the results of such audit except to Tenant and Landlord and except in connection with any dispute between Landlord and Tenant relating to Operating Expenses. Such audit shall be conducted during reasonable business hours at Landlord's office where Landlord's books and records are maintained. Tenant shall cause a written audit report to be prepared by its authorized representative following any such audit and shall provide Landlord with a copy of such report promptly after receipt thereof by Tenant. If Landlord's calculation of Tenant's Additional Rental for the audited Expense Year is incorrect, then Tenant shall be entitled to a prompt refund of any overpayment or Tenant shall promptly pay to Landlord the amount of any underpayment, as the case may be. Tenant waives the right to dispute or contest, and shall have no right to dispute or contest, any matter relating to the calculation of Operating Expenses or other forms of Rent under the Lease (and waives the right to inspect Landlord's records with respect thereto) with respect to each Expense Year during the Lease Term for which a Reconciliation Statement is given to Tenant if no claim or dispute with respect thereto is asserted by Tenant in writing to Landlord within one hundred twenty (120) days of delivery to Tenant of the original or most recent Reconciliation Statement with respect thereto. All disputes under this Section 6 shall be resolved by arbitration pursuant to Section 42.

          7.   Operating Expenses.

               (a) For the purposes of this Lease, "Operating Expenses" shall mean all expenses, costs and disbursements (but not specific costs billed to or paid directly by specific tenants of the Building) of every kind and nature, computed on the accrual basis, relating to or incurred or paid by Landlord in connection with the ownership, management, operation, repair and maintenance of the Project, including but not limited to, the following:

                    (1) wages, salaries and other costs of all on-site and off-site employees at or below the level of senior property manager engaged either full or part-time in the operation, management, maintenance or access control of the Project, including taxes, insurance and benefits relating to such employees, allocated based upon the time such employees are engaged directly in providing such services;

                    (2) the cost of all supplies, tools, equipment and materials used in the operation, management, maintenance and access control of the Project;

                    (3) the cost of all utilities for the Project, including but not limited to the cost of electricity, gas, water, sewer services and power for heating, lighting, air conditioning and ventilating;

                    (4) the cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to security service, window cleaning, elevator maintenance, HVAC maintenance, janitorial service, waste recycling service, landscaping maintenance, customary landscaping replacement, and maintenance (including striping and painting) of the parking area;

                    (5) the cost of repairs and general maintenance of the Project, including the cost of repair following a casualty to the extent not reimbursed by insurance proceeds or other payments from a third party, subject to Section 20(c) below;

                    (6) amortization (together with reasonable financing charges, whether or not actually incurred) of the cost of acquisition and/or installation of capital investment items (including security and energy management equipment), amortized over their respective useful lives, which are installed for the purpose of reducing operating expenses, promoting safety, complying with governmental requirements (although this provision shall not relieve Landlord of its obligation in the proviso in
     Section 3(b)), or maintaining the first-class nature of the Project including capital investment items which are replacements of items which are obsolete or cannot be repaired in an economically feasible manner, but not including upgrades such as replacing of the exterior surface of the Building or reconfiguring or expanding the Building, the Common Area or the lobby or substantially upgrading the finishes therein;

                    (7) the cost of casualty, rental loss, liability and other insurance applicable to the Project, including earthquake, including commercially reasonable deductibles, and Landlord's personal property used in connection therewith;

                    (8) the cost of trash and garbage removal, air quality audits, vermin extermination, and snow, ice and debris removal;

                    (9) the cost of legal and accounting services incurred by Landlord in connection with the management, maintenance, operation and repair of the Project, excluding the owner's or Landlord's general accounting, such as partnership statements and tax returns, and excluding services described in Section 7(b)(13) below;

                    (10) the cost of operating the management office for the Project, including the cost of office supplies, bulletins or newsletters distributed to tenants, postage, telephone expenses, maintenance and repair of office equipment, non-capital investment equipment, amortization (together with reasonable financing charges) of the cost of capital investment equipment not in excess of $25,000 in any calendar year, and rent;

                    (11) the cost of complying with Section 43(r) of this Lease;

                    (12) the cost of complying with the rules and regulations applicable to the Project as mandated by governmental authorities with jurisdiction over the Project, including employment brokerage services pursuant to San Francisco Planning Code Section 164;

                    (13) a management fee contribution equal to two percent (2.0%) of Tenant's Base Rental and Additional Rental (but Additional Rental shall not include the management fee for purposes of this calculation); and

                    (14) all "Tax Expenses", which means all taxes, assessments and governmental charges attributable to the Project, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation (and the costs of contesting any of the same), including community improvement district taxes and business license taxes and fees, excluding, however, taxes and assessments imposed on the personal property of the tenants of the Project, federal and state taxes on income, death taxes, franchise taxes, penalties (but only if Landlord is negligent in paying such taxes in a timely manner), interest, transfer taxes, and any taxes [other than business license taxes and fees and taxes on Landlord's rental income from the Project but not its other income] imposed or measured on or by the income of Landlord from the operation of the Project.

               (b) For purposes of this Lease, and notwithstanding anything in any other provision of this Lease to the contrary, "Operating Expenses" shall not include the following:

                    (1) the cost of any special work or service performed for any tenant (including Tenant) at such tenant's cost;

                    (2) the cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facility, luncheon club, restaurant, cafeteria, retail store, sundry shop, newsstand, or concession, but only to the extent such costs exceed those which would normally be expected to be incurred had such space been general office space;

                    (3) the cost of correcting defects in construction of the Base Project for which Landlord is responsible under the Work Letter, including the failure of such construction to comply with applicable laws as of the date the respective permits for construction work were obtained;

                    (4) compensation paid to officers and executives of Landlord (but it is understood that the regional director of property management and other employees below the grade of regional director of property management may carry a title such as vice president and the salaries and related benefits of these officers/employees of Landlord would be allowable Operating Expenses under Section 7(a)( 1))

                    (5) the cost of any items for which Landlord is reimbursed by insurance, condemnation or warranties;

                    (6) the cost of any additions, improvements, changes, replacements and other items which are made in order to prepare for a new tenant's occupancy;

                    (7) the cost of repairs incurred by reason of fire or other casualty to the extent reimbursed by insurance proceeds under policies maintained by Landlord;

                    (8) insurance premiums to the extent Landlord is directly reimbursed therefor, other than through Operating Expenses;

                    (9) interest on debt or amortization payments on any mortgage or deed of trust and rental under any ground lease or other underlying lease except to the extent, in each case, that the debt which is being amortized was incurred to pay for an expense which is properly included in Operating Expenses pursuant to Section 7(a)

                    (10) any real estate brokerage commissions or other costs incurred in procuring tenants or any fee in lieu of such commissions;

                    (11) any advertising and promotional expenses incurred in connection with the marketing of the Project for sale or lease;

                    (12) any expenses for repairs or maintenance. which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord;

                    (13) legal expenses arising out of the construction of the improvements on the Land or the enforcement or negotiation of the provisions of any lease affecting the Land or building, including without limitation this Lease, 6r relating to the sale, financing or refinancing of the Project or any interest therein except to the extent directly related to financing in connection with the management, maintenance, operation or repair of the Project;

                    (14) costs of environmental remediation, including the remediation of any soils or ground water or the removal of any underground storage tanks from the Project;

                    (15) any costs related to the valet parking at the parking garage at the Project;

                    (16) costs and expenses relating to the operation, management, maintenance and repair incurred solely for the benefit of retail tenants;

                    (17) fines and penalties assessed by a court or governmental agency to the extent such fines and penalties are based on Landlord's violation of law or negligence in failing to perform an act or pay an amount due;

                    (18) cost of sculptures, paintings or any other objects of fine art, other than replacements of the same to the extent permitted by
     Section 7(a)(6). Operating Expenses shall include such costs to the extent they are reasonably related in use and cost (adjusted by inflation) to sculptures, paintings or fine art which are originally purchased at Landlord's expense;

                    (19) costs or expenses of services or supplies provided by Landlord or any person or entity affiliated with Landlord to the extent such costs or expenses are in excess of those that would be generally be charged by non-affiliated parties in arms' length transactions;

                    (20) legal, accounting or consulting costs incurred in connection with the acquisition or disposition of the Project; and

                    (21) capital expenditures except as specifically provided in Sections 7(a)(5), (6) and (10) above.

          8.   Tenant Taxes; Rent Taxes.

               Tenant shall pay promptly when due all taxes directly or indirectly imposed or assessed upon Tenant's gross sales, business operations, machinery, equipment, trade fixtures and other personal property or assets, whether such taxes are assessed against Tenant, Landlord or the Building. In the event that such taxes are imposed or assessed against Landlord or the Building, Landlord shall furnish Tenant with all applicable tax bills, public charges and other assessments or impositions and Tenant shall forthwith pay the same either directly to the taxing authority or, at Landlord's option, to Landlord. In addition, in the event there is imposed at any time a tax upon and/or measured by the rental payable by Tenant under this Lease, whether by way of a sales or use tax or otherwise, Tenant shall be responsible for the payment of such tax and shall pay the same on or prior to the due date thereof, provided, however, that the foregoing shall not include any inheritance, estate, succession, transfer, gift or income tax imposed on Landlord.

               Tenant will be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Premises to the extent that the same exceed Building Standard allowances, if said taxes are based upon an assessment which includes the cost of such leasehold improvements in excess of Building Standard allowances (and if the taxing authorities do not separately assess Tenant's leasehold improvements, Landlord may make an appropriate allocation of the ad valorem taxes allocated to the Project to give effect to this sentence), and such taxes relating to other tenants of the Building will not be included in Operating Expenses. As used herein, the phrase "Building Standard allowances" shall be deemed to mean an amount equal to Thirty Dollars ($30.00) per RSF in the Premises.

          9. Payments. All payments of Rent and other payments to be made to Landlord shall be made on a timely basis and shall be payable to Landlord or as Landlord may otherwise designate. All such payments shall be mailed or delivered to Landlord's Address designated in the Basic Lease Information above or at such other place as Landlord may designate from time to time in writing. If mailed, all payments shall be mailed in sufficient time and with adequate postage thereon to be received in Landlord's account by no later than the due date for such payment.

     Tenant agrees to pay to Landlord Fifty Dollars ($50.00) (to be increased by inflation increases during the Lease Term) for each check presented to Landlord in payment of any obligation of Tenant which is not paid by the bank on which it is drawn, together with interest from and after the due date for such payment at the "Interest Rate," which for purposes of this Lease shall mean the rate announced by Bank of America, N.A. or its successor in interest, as its prime or reference rate plus two percent (2%) per annum (not to exceed the maximum rate permitted by law).

          10. Late Charges. Any Rent or other amounts payable to Landlord under this Lease, if not paid by the fifth day of the month with respect to Base Rental and Tenant's Forecast Additional Rental, or within five (5) days after the due date specified on any invoice from Landlord for any other amounts payable hereunder, shall incur a late charge of four percent (4%) of the overdue amount (the "Late Charge") for Landlord's administrative expense in processing such delinquent payment and in addition thereto shall bear interest at the Interest Rate from and after the due date for such payment. Notwithstanding the foregoing with respect to the first late payment of Rent during any calendar year during the Lease Term, Tenant shall not be required to pay such Late Charge unless such failure continues for a period of three (3) business days after written notice of such failure is delivered by Landlord to Tenant.

          11. Use Rules. The Premises shall be used solely for the purposes set forth in the Basic Lease Information and no other purposes and consistent with the character of the Building as a first-class office building. The occupancy rate of the Premises shall in no event be more than one (1) person per one hundred seventy-five (175) RSF within the Premises. Tenant covenants and agrees to abide by the Rules and Regulations attached as Exhibit H in all respects as now set forth or as changed from time to time by Landlord. Landlord shall have the right at all times during the Lease Term to establish and enforce such reasonable and non-discriminating rules and regulations as it deems necessary in its reasonable discretion to protect the tenantability, safety, operation, and welfare of the Premises and the Project. In the event of any inconsistency between the Lease and the Rules and Regulations, the Lease shall prevail.

          12.  Alterations.

               (a) Tenant shall not make, suffer or permit to be made any alterations, additions or improvements to or of the Premises or any part thereof, or remove any portion of the Premises which is affixed thereto, or attach any fixtures or equipment thereto (collectively, the "Alterations"), without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld or delayed and which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement of any such work. If Landlord fails to approve or disapprove Tenant's request within such fifteen (15) business day period, Landlord shall be deemed to have approved such request, but only if such request contained a statement in at least 10 point type, in all capital letters, to such effect which references this Section. Notwithstanding the foregoing, the construction of the Tenant Improvements (as defined in the Work Letter) shall be governed by the terms of the Work Letter and not the terms of this
     Section 12.

               (b) Landlord may impose, as a condition of its consent to all Alterations, such reasonable requirements as Landlord deems desirable, including, but not limited to: (i) the requirement that upon Landlord's request, made at the time such consent is given, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term and repair any damage to the Premises and Building caused by such removal; and/or (ii) the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, that in any event, a contractor of Landlord's selection shall perform all mechanical, electrical, plumbing, structural, and heating, ventilation and air conditioning work. Notwithstanding the foregoing, to the extent any Alterations would materially affect the Building Systems, the exterior appearance of the Building or any structural component of the Building, such Alterations shall be subject to Landlord's consent in the exercise of its sole discretion; to the extent such Alterations would merely affect the Building Systems, but not materially, Tenant shall observe reasonable rules relating thereto established by Landlord. Tenant shall construct such Alterations and perform any repairs which Tenant is obligated to perform hereunder at Tenant's cost and in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Building is located, in conformance with Landlord's construction rules and regulations. Landlord's approval of the plans, specifications and working drawings for Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Tenant shall cause all work to be performed in such manner as not to obstruct access to the Building or Project or the common areas for any other tenant of the Project, and as not to obstruct the business of Landlord or other tenants in the Project, or unreasonably interfere with the labor force working on the Project. In the event that Tenant makes any Alterations, in excess of $10,000; Tenant agrees to carry "Builder's Special Form" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Section 15 immediately upon completion thereof. In addition, for Alterations costing in excess of $75,000, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with
     Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the "as built" drawings of the Alterations and, if available, such drawings in "CAD" format.

                    (c) All Alterations which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, other than trade fixtures and equipment which may be removed without material damage to Premises. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations to the extent required under this Lease, then as a matter which shall survive termination of this Lease, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any Alterations by Tenant or at Tenant's behest.

                    (d) Notwithstanding anything contained in this Section 12 to the contrary, Tenant shall have the right, without Landlord's consent but upon at least fifteen (I 5) days' prior written notice to Landlord, to make non-structural Alterations to the Premises which do not materially affect Building Systems or the exterior appearance of the Building provided that the cost of such Alterations does not exceed Fifty Thousand Dollars ($50,000) in any calendar year.

               13.  Repairs.

                    (a) Landlord shall maintain in good order and repair, and as a first class office building, subject to normal wear and tear and subject to casualty and condemnation, the Building (excluding the portions of the Premises for which Tenant is responsible under Section 13(b) below and other portions of the Building leased to other tenants), the Building parking facilities, the public areas and the landscaped areas. Notwithstanding the foregoing obligation, the cost of any repairs or maintenance to the foregoing necessitated by the willful misconduct or negligence of Tenant or its agents, contractors, employees, invitees, licensees, tenants or assigns, shall be borne solely by Tenant, shall be deemed Rent hereunder and shall be reimbursed by Tenant to Landlord upon demand. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein; provided, however, that in making any such repairs, alterations or improvements, Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of and access to the Premises. Landlord shall not be required to make any repairs or improvements to the Premises except structural repairs which it is aware are necessary for safety and tenantability, and except that Landlord shall make repairs to all Building Systems (defined in Section 1 of the Work Letter) serving the Premises, to the extent such repairs are not necessary on account of Tenant's breach of this Lease or negligent act. This paragraph (a) shall not operate to relieve Landlord of its obligation under Section 3(b).

                    (b) Tenant agrees that, at its sole cost and expense, it will keep and maintain the Premises and all alterations, additions and improvements thereto in good condition and repair (i) except for normal wear and tear, and (ii) subject to casualty and condemnation. Tenant shall at once report, in writing, to Landlord any defective or dangerous condition known to Tenant. Tenant shall have no responsibility for maintaining any portion of the Building structure or systems (including mechanical, electrical, HVAC, life safety and plumbing) which may be located in the Premises. At Landlord's option, if Tenant fails to maintain the Premises or to make such repairs within ten (10) days after written notice from Landlord that such repairs are needed, Landlord may, but need not, perform such maintenance or make such repairs, in which case Tenant shall pay Landlord the cost thereof including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times (but upon not less than 24 hours' prior notice, except in the event of an emergency or otherwise approved by Tenant, to make such repairs and maintenance to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or reasonably deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. To the fullest extent permitted by law, Tenant hereby waives and releases all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as may be provided by any law, statute or ordinance now or hereafter in effect, including Sections 1941 and 1942 of the California Civil Code. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof except as specifically and expressly herein set forth.

               14. Landlord's Right of Entry. Landlord shall retain duplicate keys to all doors of the Premises and Landlord and its agents, employees and independent contractors shall have the right to enter the Premises at reasonable hours to inspect and examine same, to make repairs, additions, alterations, and improvements to exhibit the Premises to mortgagees, prospective mortgagees, purchasers or (during the last eighteen (18) months of the Lease Term) tenants, to post notices of nonresponsibility and to inspect the Premises to ascertain that Tenant is complying with all of its covenants and obligations hereunder, all without being liable to Tenant in any manner whatsoever for any damages arising therefrom; provided, however, that Landlord shall, except in case of emergency, afford Tenant such prior notification of an entry into the Premises as shall be reasonably practicable under the circumstances, but not less than twenty-four (24) hours, unless otherwise agreed to by Tenant; and provided, further, that Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of and access to the Premises. Landlord shall be allowed to take into and through the Premises any and all materials that may be required to make any such repairs, additions, alterations or improvements. Notwithstanding anything to the contrary contained in this Section 14, Landlord may enter the Premises at any time to (a) perform services required of Landlord;
(b) take possession due to any breach of this Lease in the manner provided herein; and (c) perform any covenants of Tenant which Tenant fails to perform or commence to perform within ten (10) days after written notice from Landlord of such failure and thereafter diligently pursue to completion. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as are required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby; provided, however, that Landlord uses commercially reasonable efforts to minimize interference with Tenant's use of and access to the Premises. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of; the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Notwithstanding the foregoing, Landlord may only access Tenant's computer rooms and network operations center in the presence of Tenant's representatives, except in the event of an emergency.

          15.  Insurance.

               (a) Tenant shall procure at its expense and maintain throughout the Lease Term a policy or policies of special form/all-risk insurance insuring the lull replacement cost of its furniture, trade fixtures, equipment, supplies, and other personal property owned, leased, held or possessed by it and contained in the Premises, together with the excess value of the improvements to the Premises over the Tenant Improvement Allowance, and worker's compensation insurance as required by applicable law. Tenant shall also procure at its expense and maintain throughout the Lease Term a policy or policies of commercial general liability insurance, insuring Tenant, Landlord and any other person designated by Landlord, against liability for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises, or arising out of the condition, use, or occupancy of the Premises, or in any way occasioned by or arising out of the activities of Tenant, its agents, contractors, employees, guests, or licensees in the Premises, or other portions of the Building or the Project, the limits of such policy or policies to be in combined single limits for both damage to property and personal injury and in amounts not less than Five Million Dollars ($5,000,000) for each occurrence and in the aggregate. Such insurance shall, in addition, contain standard contractual liability coverage. All insurance policies procured and maintained by Tenant pursuant to this paragraph(a) (i) shall name Landlord and any additional parties designated by Landlord as additional insured; (ii) shall be carried with companies licensed to do business in the State of California having a rating from Best's Insurance Reports of not less than A-X; and (iii) shall be non-cancelable and not subject to change except after thirty (30) days' written notice to Landlord and any mortgagee or underlying ground lessor of Landlord; (iv) shall be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (v) shall contain a cross-liability endorsement or severability of interest clause. Such policies or duly executed certificates of insurance with respect thereto, accompanied by proof of payment of the premium therefor, shall be delivered to Landlord prior to the date that Tenant occupies the Premises for any reason, and renewals of such policies shall be delivered to Landlord at least thirty (30) days prior to the expiration of each respective policy term. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, in a timely manner Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Rent within five (5) days after delivery to Tenant of bills therefor. Tenant shall have the right to satisfy the foregoing insurance requirements pursuant to so-called "umbrella" or "blanket" insurance coverage so long as the minimum coverages described above are applicable to the Premises, the Building, Landlord and the Project, as applicable.

               (b) Landlord shall procure and maintain at its expense (but with the expense to be included in Operating Expenses) throughout the Lease Term a policy or policies of special form/all-risk (including rent loss coverage) real and personal property insurance covering the Project (including the leasehold improvements in the Premises up to the amount of the Base Project and the Tenant Improvement Allowance, but excluding Tenant's personal property, trade fixtures and equipment and Alterations), in an amount equal to the full insurable replacement cost thereof as such may increase from time to time (but such insurance may provide for a commercially reasonable deductible), and in an amount sufficient to comply with any co-insurance requirements in such policy, and a policy of workers' compensation insurance, if any, as required by applicable law. In addition, Landlord shall procure and maintain at its expense (but with the expense to be included in Operating Expenses) and shall thereafter maintain throughout the Lease Term, a commercial general liability insurance policy covering the Project with combined single limits for both damage to property and personal injury in commercially reasonable amounts but not less than Three Million Dollars ($3,000,000) per occurrence, subject to annual aggregate limits of not less than Five Million Dollars ($5,000,000). Landlord may also carry such other types of insurance, including earthquake insurance, in form and amounts which Landlord shall reasonably determine to be appropriate from time to time, and the cost thereof shall be included in Operating Expenses; all such policies procured and maintained by Landlord pursuant to this Section 15(b) shall be carried with companies licensed to do business in the State of California and having a rating by Best's insurance Reports of not less than A-X (A-VIII for earthquake coverage). Any insurance required or permitted to be carried by Landlord hereunder may be carried under blanket policies covering other properties of Landlord and/or its partners and/or their respective related or affiliated corporations so long as such blanket policies provide insurance at all times for the Project as required by this Lease.

          16. Waiver of Subrogation. Landlord and Tenant shall each have included in all policies of fire, extended coverage, business interruption and loss of rents insurance respectively obtained by them covering the Premises, the Building and contents therein, a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage thereby insured against. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waives all right of recovery against the other for, and agrees to release the other from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery.

          17.  Default.

               (a) The following events shall be deemed to be events of default by Tenant under this Lease: (i) Tenant shall fail to pay any installment of Rent or any other charge or assessment against Tenant pursuant to the terms hereof within five (5) days after the due date thereof with such failure continuing for five (5) days after notice of such failure from Landlord to Tenant; provided that after the sixth (6th) such failure within any twelve
     (12) month period, only the passage of time, but not notice from Landlord, shall be required to establish an event of default within such twelve (12) month period; (ii) Tenant shall fail to perform any obligation of Tenant or to comply with any provision of this Lease, other than the payment of the Rent or any other charge or assessment payable by Tenant, and shall not cure such failure within thirty (30) days after notice thereof to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure
     Section 1 161 or any similar or successor law; and provided further, that if the nature of such failure is that it cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period, notifies Landlord within such period that it cannot reasonably complete such cure within thirty (30) days and thereafter diligently proceeds to cure said failure as soon as possible but in no event later than one hundred twenty (120) days after the receipt of Landlord's notice; (iii) abandonment of the Premises by Tenant as defined in California Civil Code Section 1951.3; (iv) Tenant or any guarantor of this Lease shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or fail timely to contest the material allegations of a petition filed against it in any such proceeding; (v) a proceeding is commenced against Tenant or any guarantor of this Lease seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, and such proceeding shall not have been dismissed within sixty (60) days after the commencement thereof; (vi) a receiver or trustee shall be appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease; (vii) Tenant shall fail to take possession of the Premises within thirty (30) days after delivery of the same to Tenant in the manner required under this Lease; (viii) Tenant shall do or permit to be done anything which creates a lien upon the Premises or the Project and such lien is not removed or discharged within fifteen (15) days after the filing thereof; (ix) Tenant shall fail to return a properly executed instrument to Landlord in accordance with Section 25 hereof within the time period provided therein and such failure continues for a period of five (5) days after written notice thereof from Landlord; (x) Tenant shall fail to return a properly executed estoppel certificate to Landlord in accordance with
     Section 26 hereof within the time period provided therein and such failure continues for a period of five (5) days after written notice thereof from Landlord; or (xi) Tenant shall fail to deliver to Landlord the letters of credit described in Exhibit F within the time required by Section 4.4.

               (b) In the event of any such event of default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder and to remove Tenant from the Premises in accordance with law. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

                    (i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

                    (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                    (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

                    (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

     As used in clauses (i) and (ii) above, the "worth at the time of award" is computed by allowing interest at the maximum rate permitted by law per annum. As used in clause (iii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

               (c) In the event of any such event of default by Tenant, Landlord shall also have the right, with or without terminating this Lease, but subject to applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant for such period of time as may be required by applicable law after which time Landlord may dispose of such property in accordance with applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 17(c) shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. In addition to its other rights under this Lease, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover the rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

               (d) Upon the occurrence of an event of default, Landlord shall have the right to exercise and enforce all rights and remedies granted or permitted by law. The remedies provided for in this Lease are cumulative and in addition to all other remedies available to Landlord at law or in equity by statute or otherwise. Exercise by Landlord of any remedy shall not be deemed to be an acceptance of surrender of the Premises by Tenant, either by agreement or by operation of law. Surrender of the Premises can be effected only by the written agreement of Landlord and Tenant.

               (e) No reentry or taking possession of the Premises by Landlord or any other action taken by or on behalf of Landlord shall be construed to be an acceptance of a surrender of this Lease or an election by Landlord to terminate this Lease unless written notice of such intention is given to Tenant. Tenant agrees to pay to Landlord all costs and expenses incurred by Landlord in the enforcement of this Lease, including, without limitation, the reasonable fees of Landlord's attorneys. Tenant waives any right of redemption arising as a result of Landlord's exercise of its remedies under this Section 17.

          18. Waiver of Breach. No waiver of any breach of the covenants, warranties, agreements, provisions, or conditions contained in this Lease shall be construed as a waiver of said covenant, warranty, provision, agreement or condition or of any subsequent breach thereof and if any breach shall occur and afterwards be compromised, settled or adjusted, this Lease shall continue in full force and effect as if no breach had occurred.

          19.  Assignment and Subletting.

               (a) Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld subject to Sections 19(c) and (h) below), assign this Lease or any interest herein or in the Premises, or mortgage, pledge, encumber, hypothecate or otherwise transfer or sublet the Premises or any part thereof or permit the use of the Premises by any party other than Tenant (all of the following are hereinafter sometimes referred to collectively as "Transfer", and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). In addition, Tenant shall not, without Landlord's prior written consent, create or distribute materials intended to market the Premises in this Lease to any potential Transferee except for ordinary information placed on a commercial marketing system such as CoStar. Consent to one or more such Transfers shall not destroy or waive this provision, and all subsequent Transfers shall likewise be made only upon obtaining the prior written consent of Landlord.

               (b) If Tenant desires to effect any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, except that the I 80 day requirement shall not be applicable to any subleases which are to be effective within one hundred twenty (120) days after the Rent Commencement Date, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the Transfer Premium (defined below), the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord which will en able Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space. Within thirty (30) days after Landlord's receipt of such Transfer Notice, Landlord shall recapture (to the extent permitted pursuant to Section 19(h)), approve, or reasonably disapprove such Transfer. The failure of Landlord to respond to such Transfer Notice within such thirty (30) day period shall constitute Landlord's deemed approval of such Transfer if the Transfer Notice contains a statement in at least ten point type in all capital letters to such effect and references this Section. Any Transfer made without Landlord's prior written consent or deemed approval shall, at Landlord's option, be void and shall constitute an event of default. Whether or not Landlord grants consent, Tenant shall pay Landlord's review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord, which legal fees shall not exceed in the aggregate $2,500 plus five percent (5%) for each year of the Lease Term which has then elapsed. If Landlord consents to any Transfer (and does not exercise any recapture rights Landlord may have under Section 19 (h) below), Tenant may within six (6) months after Landlord's consent or deemed consent, if applicable, enter into such agreement to Transfer the Premises or portion thereof, upon the same terms and conditions as are set forth in the Transfer Notice.

               (c) Notwithstanding Section 19 (a) above, in no event shall Tenant assign this Lease or any interest herein, whether directly, indirectly or by operation of law, or sublet the Premises or any part thereof or permit the use of the Premises or any part thereof by any party
     (i) if the proposed assignee or subtenant is a party who would (or whose use would) detract from the character of the Building as a first-class building, such as, without limitation, a dental, medical or chiropractic office or a governmental office, (ii) if the proposed use of the Premises shall involve an occupancy rate of more than one (1) person per one hundred seventy-five (175) RSF within the Premises, (iii) if the proposed assignment or subletting is to a governmental subdivision or agency or any person or entity who enjoys diplomatic or sovereign immunity, (iv) if such proposed assignee or subtenant is an existing tenant of the Building (unless space reasonably comparable in size in the Building is not available to such assignee or subtenant), or (v) if such proposed assignment, subletting or use would contravene any restrictive covenant (including any exclusive use) granted to any other tenant of the Building.

               (d) Sublessees or transferees of the Premises for the balance of the Lease Term shall become directly liable to Landlord for all obligations of Tenant hereunder pertaining to that portion of the Premises covered by their subleases or other instruments of transfer (e.g., an assignment) without relieving Tenant (or any guarantor of Tenant's obligations hereunder) of any liability therefor, and Tenant shall remain obligated for all liability to Landlord arising under this Lease during the entire remaining Lease Term including any extensions thereof, whether or not authorized herein.

               (e) If Tenant is a partnership, an aggregate withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease and subject to the foregoing provisions. If Tenant is a corporation, any merger, consolidation, or reorganization or sale of substantially all of the assets or stock of Tenant, including pursuant to any legislative act which reorganizes Tenant, shall not be deemed a voluntary assignment of this Lease requiring Landlord's consent if immediately after such transaction the tangible net worth of the then Tenant is, in Landlord's reasonable judgment, equal to or greater than that of the original Tenant hereunder on the Rent Commencement Date. However, the lack of a consent requirement shall not relieve Tenant of the obligation to deliver a timely Transfer Notice to Landlord. "Tangible net worth" means the excess (if any) of assets, other than good will, over liabilities, otherwise determined in accordance with generally accepted accounting principles, consistently applied. Furthermore, the following transactions shall also not be deemed an assignment of this Lease requiring the Landlord's consent: (i) if Tenant makes a public offering of its shares of stock; or (ii) if Tenant issues any equity interests in itself as a result of investments or strategic partnerships with or by any public or private entities or individuals, so long as the issuance of such equity interests does not result in a decrease in the tangible net worth of Tenant.

               (f) Seventy percent (70%) of any consideration, net of Tenant's reasonable, out-of-pocket costs incurred in the assignment or subletting (including amortization over the term of the sublease or assignment of Tenant's reasonable expenses in constructing improvements specifically for the subtenant or assignee), which is in excess of the Rent and other amounts due and payable by Tenant under this Lease, and which is paid to Tenant by any assignee of this Lease or successor to Tenant (including pursuant to Section 19 (b)) for its assignment, or by any sublessee under or in connection with its sublease, or otherwise paid to Tenant by another party for use and occupancy of the Premises or any portion thereof (the "Transfer Premium"), shall be promptly remitted by Tenant to Landlord as additional rental hereunder and Tenant shall have no right or claim thereto as against Landlord.

               (g) No assignment of this Lease consented to by Landlord shall be effective unless and until Landlord shall receive an original assignment and assumption agreement, in form and substance reasonably satisfactory to Landlord, signed by Tenant. and Tenant's proposed assignee, whereby the assignee assumes due performance of this Lease to be done and performed for the balance of the then remaining Lease Term. No subletting of the Premises, or any part thereof, shall be effective unless and until there shall have been delivered to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, signed by Tenant and the proposed sublessee, whereby the sublessee acknowledges the right of Landlord to continue or terminate any sublease, in Landlord's reasonable discretion, upon termination of this Lease, and such sublessee agrees to recognize and attorn to Landlord in the event that Landlord elects under such circumstances to continue such sublease.

               (h)  Notwithstanding anything to the contrary contained in this
     Section 19 except paragraph (i) below, upon receipt of any Transfer Notice which contemplates the subletting of more than two thousand (2000) RSF or an assignment of Tenant's interest in this Lease other than pursuant to the second sentence of Section 19 (e) above, Landlord shall have the option exercisable by written notice to Tenant given within thirty (30) days after receipt of the Transfer Notice, to recapture the space proposed to be sublet or assigned ("Transfer Space"). If Landlord exercises this option, the Lease shall terminate with respect to the Transfer Space on the commencement date specified in the Transfer Notice, and if there is no such date then thirty (30) days after Landlord sends its written notice of recapture. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of square feet of RSF retained by Tenant in proportion to the number of square feet of RSF contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute Written confirmation of the same. If Landlord elects to recapture the Transfer Space, Landlord and Tenant shall share the costs reasonably determined by Landlord, if any, in separating the Transfer Space from the balance of the Premises and in complying with any relevant law or ordinance with which compliance is required in connection with such separation, in the ratio that each will control the former Premises following recapture. If Landlord declines, or fails to elect in a timely manner to recapture the Transfer Space within such thirty (30) day period, then, provided Landlord has consented or is deemed to have consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Transfer Space to the proposed Transferee, subject to the provisions of the last sentence of this grammatical paragraph. Any subsequent proposed Transfer of the applicable space shall be subject to this Section. If a proposed Transfer is not consummated within six months after the date of the relevant Transfer Notice, Tenant shall be required to submit a new Transfer Notice to Landlord with respect to any contemplated Transfer of the Transfer Space described in the first Transfer Notice.

               Notwithstanding anything contained in this Section 19 to the contrary, Tenant shall have the right to assign this Lease, without obtaining Landlord's consent and without affording Landlord the opportunity to recapture the Premises or terminate this Lease, to any entity that controls, is controlled by or is under common control with Tenant. No such assignment shall release Tenant from its obligations under this Lease, including its obligations to provide Landlord with a Transfer Notice and to comply with Section 19(g) above, and Tenant may not utilize this paragraph principally as a means to avoid the recapture option of Landlord in Section 19(h).

               (i) Notwithstanding Section 19(h) above but subject to the balance of this Section 19, Tenant shall have the right, upon compliance with the provisions of this paragraph (i), to sublease (1) up to fifty-two thousand (52,000) of the RSF in the Premises for a period ending no later than five (5) years after the Rent Commencement Date and (2) up to thirty-six thousand five hundred (36,500) of the RSF in the Premises for a period ending no later than the beginning of the last twelve (12) months of the Lease Term (not including any extension of the Lease Term). In each case, such subletting shall not be subject to Landlord's recapture right in
     Section 19(h) 50
     long as: (x) Tenant and its sublessee(s) comply with the other provisions of this Section 19 in connection with such subletting; and (y) the space described in clause (2) immediately above is not in addition to the space which was leased pursuant to clause (1) above.

          20.  Destruction.

               (a) If the Premises are damaged by fire or other casualty, the same shall be repaired as speedily as practicable, subject to reasonable delay for insurance adjustment or other matters beyond Landlord's reasonable control under the circumstances, at the expense of the Landlord (subject to paragraph (c) below), unless this Lease is terminated as provided in this Section. During the period required for repair, the Base Rental shall be abated to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof, unless such damage to the Premises is due to the negligence or willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, in which event Base Rental shall be abated only to the extent Landlord is reimbursed from the proceeds of rental income or interruption insurance purchased by Landlord as part of Operating Expenses.

               (b) If the Premises are (i) damaged to such an extent that repairs cannot, in Landlord's judgment, be completed within one (1) year after the date of the casualty; (ii) damaged or destroyed as a result of a risk which is not insured under standard special form/all-risk insurance policies or any other insurance carried by Landlord, to the extent that the cost of repairing such damage or destruction exceeds $3,000,000; (iii) damaged and the holder of any mortgage on the Building or ground or underlying lessor with respect to the Project and/or the Building requires that the insurance proceeds or any portion thereof be used to retire the mortgage debt, and the amount for which insurance proceeds are not available is in excess of $3,000,000 or terminates the ground or underlying lease, as the case may be; or (iv) substantially damaged or destroyed during the last eighteen (18) months of the Lease Term; or if the Building is damaged in whole or in part (whether or not the Premises are damaged) to such an extent that the Building cannot, in Landlord's reasonable judgment, be operated economically as an integral unit and is not operated as an integral unit as originally built, then in any such event Landlord may at its option terminate this Lease by notice in writing to Tenant within sixty
     (60) days after the date of such damage or destruction. If the Premises are damaged to such an extent that repairs cannot, in Landlord's judgment, be completed within one (1) year after the date of the casualty or if the Premises are substantially damaged during the last eighteen (18) months of the Lease Term as it may have been extended if permitted herein, then in either such event Tenant may elect to terminate this Lease by notice in writing to Landlord within thirty (30) days after notice from Landlord of the estimated repair time. Unless Landlord or Tenant elects to terminate this Lease as hereinabove provided, this Lease will remain in full force and effect and Landlord shall repair such damage to the extent required in this Section 20 as expeditiously as possible under the circumstances. If Landlord or Tenant terminates the Lease pursuant to this Section 20, then Tenant shall pay the Base Rental and Additional Rental properly apportioned up to such date of damage, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

               (c) If Landlord should elect or be obligated pursuant to paragraph (a) above to repair because of any damage or destruction, Landlord's obligation shall be limited to the original Building and the leasehold improvements in the Premises (to the extent such leasehold improvements can be restored for the amount of the Tenant Improvement Allowance applicable thereto) and shall not extend to any furniture, equipment, supplies, trade fixtures or other personal property owned or leased by Tenant, its employees, contractors, invitees or licensees. If the cost of performing such repairs and restoration exceeds the actual proceeds of insurance paid or payable to Landlord on account of such casualty by more than $3,000,000, or if Landlord's mortgagee under a mortgage or the lessor under an underlying lease shall require that $3,000,000 or more of any insurance proceeds from a casualty loss be paid to it, Landlord may terminate this Lease unless Tenant, within fifteen (15) days after demand therefore, deposits with Landlord a sum of money sufficient to pay the difference between the cost of repair and the sum of (i) the proceeds of the insurance available to Landlord for such purpose, plus (ii) $3,000,000. In the event Landlord elects or is obligated to repair the Building after damage or destruction and intends to include in Operating Expenses more than $3,000,000 of any repair costs pursuant to its right to do so under
     Section 7(a)(5)) it shall so notify Tenant which shall have the right, exercisable by notice to Landlord given within sixty (60) days after receipt of the notice from Landlord, to terminate the Lease effective ninety (90) days after Tenant's notice to Landlord.

               (d) In no event shall Landlord be liable for any loss or damage sustained by Tenant or its visitors, or injury to Tenant's business by reason of casualties mentioned hereinabove or any other accidental casualty.

               (e) The provisions of this Lease, including this Section, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project. Any statute or regulation of the state in which the Building is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

          21.  Intentionally Omitted.

          22.  Services by Landlord.

               (a) Landlord shall provide the Building Standard Services on the days and for the hours as described on Exhibit "I" attached hereto.

               (b) Except as described in the Work Letter, Tenant shall not, without Landlord's prior written consent, which shall not be unreasonably withheld or delayed, use machines or equipment (other than ordinary office machines or equipment) or lighting other than Building standard lights in the Premises, which may materially affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 22
     (a) above. If such consent is given, or such equipment is permitted in the Work Letter, Landlord shall have the right to require Tenant to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or heat or air conditioning or any other service or utility in excess of that supplied by Landlord pursuant to Section 22 (a) above, or if Tenant's consumption of electricity exceeds three and one-half (3 1/2) watts per RSF of the Premises, and the total rated electrical design load for lighting exceeds two (2) watts per RSF of the Premises, calculated on an annualized basis for Building Operating Hours (defined in Exhibit I), Tenant shall pay to Landlord, within fifteen (15) days of billing, the reasonable cost of such excess consumption, the reasonable cost of the installation, operation, and maintenance of equipment which is installed in order to supply or monitor such excess consumption and a reasonable administrative fee to Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities as required in this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time reasonable establish as appropriate, of Tenant's desired use and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord shall from time to time reasonably establish. Landlord may adjust the hours or days during which air conditioning, heating and ventilation are provided to the Premises and the Building to accommodate the usage by tenants occupying two-thirds or more of the RSF of the Building or to conform to practices of other buildings in the area comparable to the Building, but in no event shall such hours or days be less than those specified in this Lease.

               (c) Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service or utility, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident 6r casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Section 22. Notwithstanding anything contained in this Section 22 to the contrary, in the event of the failure of Landlord to furnish utilities described in Building Standard Services for a period of seven (7) or more consecutive days, which failure has a material, adverse effect on the ability of Tenant to use or access the Premises and is caused by Landlord's negligence or an event within Landlord's reasonable control, then Rent payable hereunder shall abate, in proportion to the adverse effect on Tenant, until such utilities are again furnished to the Premises.

               (d) Landlord shall also have the exclusive right, but not the obligation, to provide the following additional services which may be required by Tenant: locksmithing, non-Building standard lamp replacement, and additional janitorial service; provided, that Tenant shall pay to Landlord within fifteen (15) days of billing, the sum of all costs to Landlord of such additional services plus an administration fee. Charges for any service for which Tenant is required to pay from time to time hereunder shall be deemed Additional Rental hereunder and shall be billed on a monthly basis. Notwithstanding the foregoing, upon receiving Landlord's prior written consent (which shall not be withheld unreasonably), Tenant may contract directly for the provision of utilities to the Premises, and in such case (i) Tenant shall pay promptly and before delinquency for all such utility service supplied to the Premises, together with all taxes, assessments, surcharges, and similar expenses relating to such utilities and (ii) Landlord shall have no responsibility whatsoever to furnish such utilities to the Premises.

          23. Waiver of Jury Trial: Attorneys' Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation then, in addition to any money judgment award ordered by the court, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

          24. Time. Time is of the essence of this Lease and each of its provisions and whenever a certain day is stated for payment or performance of any obligation of Tenant or Landlord, the same enters into and becomes a part of the consideration hereof.

          25.  Subordination and Attornment.

               (a) Except to the extent that Landlord's mortgagee (or lessor under a ground lease) elects to make the Lease senior to the mortgage (or ground lease) pursuant to Section 25(b), Tenant agrees that this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to any ground or underlying lease which may hereafter be in effect regarding the Project or any component thereof, to any mortgage now or hereafter encumbering the Premises or the Project or any component thereof, to all advances made or hereafter to be made upon the security of such mortgage, to all amendments, modifications, renewals, consolidations, extensions, and restatements of such mortgage, and to any replacements and substitutions for such mortgage. The terms of this provision shall be self-operative and no further instrument of subordination shall be required. Tenant, however, upon request of any party in interest, shall execute within fifteen (15) days of request by Landlord such instrument or certificates as may be reasonably required to carry out the intent hereof, whether said requirement is that of Landlord or any other party in interest, including, without limitation, any mortgagee. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so within such 15-day period, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments or certificates. Landlord represents that no mortgage or deed of trust currently encumbers the Project and that there is no ground lease affecting the Project.

               (b) If any mortgagee or lessor under a ground or underlying lease elects to have this Lease superior to its mortgage or lease and signifies its election in the instrument creating its lien or lease or by separate recorded instrument, then this Lease shall be superior to such mortgage or lease, as the case may be. The term "mortgage", as used in this Lease, includes any deed of trust, deed to secure debt, or security deed and any other instrument creating a lien in connection with any other method of financing or refinancing. The term "mortgagee", as used in this Lease, refers to the holder(s) of the indebtedness secured by a mortgage.

               (c) In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage covering the Premises or the Project, or in the event the interests of Landlord under this Lease shall be transferred by reason of deed in lieu of foreclosure or other legal proceedings, or in the event of termination of any lease under which Landlord may hold title, Tenant shall attorn to the transferee or purchaser at foreclosure or under power of sale, or the lessor of the Landlord upon such lease termination, as the case may be (sometimes hereinafter called "such person"), without any deductions or off-set whatsoever, and shall recognize and be bound and obligated hereunder to such person as the Landlord under this Lease; provided, however, that no such person shall be (i) bound by any payment of Rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease (and then only if such prepayments have been deposited with and are under the control of such person); (ii) bound by any amendment or modification of this Lease made without the express written consent of the mortgagee or lessor of the Landlord, as the case may be; (iii) obligated to cure any defaults under this Lease of any prior landlord (including Landlord); provided, however, that such person shall be responsible for ongoing maintenance and repair obligations of the Landlord; (iv) liable for any act or omission of any prior landlord (including Landlord); (v) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or (vi) bound by any warranty or representation of any prior landlord (including Landlord) relating to work performed by any prior landlord (including Landlord) under this Lease. Tenant agrees to execute any attornment agreement not in conflict herewith requested by Landlord, the mortgagee or such person. Tenant's obligation to attorn to such person shall survive the exercise of any such power of sale, foreclosure or other proceeding. Tenant agrees that the institution of any suit, action or other proceeding by any mortgagee to realize on Landlord's interest in the Premises or the Building pursuant to the powers granted to a mortgagee under its mortgage, shall not, by operation of law or otherwise, result in the cancellation or termination of the obligations of the Tenant hereunder.

               (d) Notwithstanding the foregoing, in the event of a foreclosure of any mortgage or the termination of any ground lease or in the event of any other action or proceeding for the enforcement of either of them, or of any sale thereunder, this Lease shall not be terminated or extinguished, nor shall the rights and possession of Tenant hereunder be disturbed, if no event of default then exists under this Lease; and in such case, Tenant shall attorn to the person who acquires Landlord's interest hereunder through any such mortgage or lease. In the event Landlord elects to place a mortgage on its interest in the Building or the Project, it shall use commercially reasonable efforts to obtain for the benefit of its lender and of Tenant a subordination, non-disturbance and attornment agreement in a commercially form, reasonably acceptable to its lender. In the event Landlord obtains the same, Tenant agrees to execute, acknowledge and deliver upon demand such agreement and further instruments requested by the lender evidencing such subordination of this Lease to the lien of the mortgage or lease.

          26. Estoppel Certificates. Within ten (10) days after request therefor from Landlord, Tenant agrees to execute and deliver to Landlord an estoppel certificate addressed to Landlord, any mortgagee or assignee of Landlord's interest in, or purchaser O{ the Premises or the Building or any part thereof, which shall be substantially in the form of Exhibit "J" attached hereto. Such certificate shall also include such other information as may reasonably be required by such mortgagee, assignee, purchaser or Landlord. Any such certificate may be relied upon by Landlord, any mortgagee, proposed mortgagee, assignee, purchaser and any other party to whom such certificate is addressed. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Within ten (10) days after request therefor from Tenant, Landlord agrees to execute and deliver to Tenant an estoppel certificate addressed to Tenant, any sublessee or assignee of Tenant, or any entity in which Tenant is entering into a merger, consolidation or other transaction involving the sale of substantially all of the stock or assets of Tenant, which estoppel certificate shall address the matters set forth in Paragraphs 1, 2, 3, 7, 8 and 9 of the estoppel certificate set forth in Exhibit "J".

          27. Cumulative Rights. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative to, but not restrictive of; or in lieu of those conferred by law.

          28. Holding Over. If Tenant remains in possession after expiration or termination of the Lease Term with or without Landlord's written consent, Tenant shall become a tenant-at-sufferance, and there shall be no renewal or extension of this Lease by operation of law. During the period of any such holding over, all provisions of this Lease shall be and remain in effect except that the monthly rental shall be the greater of two hundred percent

     (200%) of the amount of Rent (including any adjustments as provided herein) payable for the last full calendar month of the Lease Term, including renewals or extensions and the then Fair Market Rental Value of the Premises. The inclusion of the preceding sentence in this Lease shall not be construed as Landlord's consent for Tenant to hold over. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Section 28 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, provided that in no event shall Tenant be responsible to Landlord for consequential damages; provided, that if Landlord notifies Tenant at least sixty (60) days prior to the expiration or earlier termination of the Lease that Landlord has commitments, with respect to all or a portion of the Premises, to another Tenant, then Tenant shall be responsible to Landlord for Landlord's consequential damages if Tenant fails to surrender the Premises when required by this Lease.

          29. Surrender of the Premises. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises and every part thereof; including any Alterations, broom clean and in good condition and state of repair, reasonable wear and tear and damage due to casualty or condemnation excepted. If Tenant is not then in default, Tenant shall remove all personality and equipment not attached to the Premises which it has placed upon the Premises, and repair any damage caused by such removal. If Tenant shall fail or refuse to remove all of Tenant's effects, personality and equipment from the Premises upon the expiration or termination of this Lease for any cause whatsoever or upon the Tenant being dispossessed by process of law or otherwise, such effects, personality and equipment shall be deemed conclusively to be abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without written notice to Tenant or any other party and without obligation to account for them. Tenant shall pay Landlord on demand any and all expenses incurred by Landlord in the removal of such property, including, without limitation, the cost of repairing any damage to the Building or Project caused by the removal of such property and storage charges (if Landlord elects to store such property). The covenants and conditions of this Section 29 shall survive any expiration or termination of this Lease.

          30. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered in person to either party or may be sent by overnight courier or by United States mail, certified, return receipt requested, postage prepaid. Any such notice shall be deemed received by the party to whom it was sent (i) in the case of personal delivery or courier delivery, on the date of delivery to such party, and
     (ii) in the case of certified mail, on the date receipt is acknowledged on the return receipt for such notice or, if delivery is rejected or refused or the U.S. Postal Service is unable to deliver same because of changed address of which no notice was given pursuant hereto, the first date of such rejection, refusal or inability to deliver. All such notices shall be addressed to Landlord or Tenant at their respective address set forth hereinabove in the Basic Lease Information or at such other address as either party shall have theretofore given to the other by notice as herein provided. If Tenant is notified in writing of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord tinder the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.

          31. Damage or Theft of Personal Property. As a material part of the consideration to Landlord, all personal property brought into Premises by Tenant, or Tenant's employees or business visitors, shall be at the risk of Tenant only, and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any act or omission of co-tenants, occupants, invitees or other users of the Building or any other person. Landlord shall not at any time be liable for damage to any property in or upon the Premises which results from power surges or other deviations from the constancy of electrical service or from gas, smoke, water, or rain, which issues or leaks from or forms upon any part of the Building or from the pipes or plumbing work of the same, or from any other place whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors.

          32.  Eminent Domain.

               (a) If all or part of the Premises shall be taken for any public or quasi-public use by virtue of the exercise of the power of eminent domain or by private purchase in lieu thereof; this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of a partial taking, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after such date; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant's use of the balance of the Premises. If title to so much of the Building is taken that a reasonable amount of reconstruction thereof will not in Landlord's sole discretion result in the Building being a practical improvement and reasonably suitable for use for the purpose for which it is designed, then this Lease shall terminate on the date that the condemning authority actually takes possession of the part so condemned or purchased.

               (b)  If this Lease is terminated under the provisions of this
     Section 32, Rent shall be apportioned and adjusted as of the date of termination.

               (c) If there is a partial taking of the Building and this Lease is not thereupon terminated under the provisions of this Section 32, then this Lease shall remain in full force and effect, and Landlord shall, within a reasonable time thereafter, repair or reconstruct the remaining portion of the Building to the extent necessary to make the same a complete architectural unit; provided that in complying with its obligations hereunder Landlord shall not be required to expend more than the net proceeds of the condemnation award which are paid to Landlord.

               (d) All compensation awarded or paid to Landlord upon a total or partial taking of the Premises or the Building shall belong to and be the property of Landlord without any participation by Tenant. Nothing herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority for moving expenses, loss of business, for damage to, and cost of removal of; trade fixtures, furniture and other personal property belonging to Tenant, and for the unamortized cost of leasehold improvements to the extent same were installed at Tenant's expense (and not with the proceeds of the Tenant Improvement Allowance); provided, however, that no such claim shall diminish or adversely affect Landlord's award. In no event shall Tenant have or assert a claim for the value of any unexpired term of this Lease. Subject to the foregoing provisions of this paragraph (d), Tenant hereby assigns to Landlord any and all of its right, title and interest in or to any compensation awarded or paid for the fee as a result of any such taking.

               (e) Notwithstanding anything to the contrary contained in this Section, if; during the Lease Term, the use or occupancy of any part of the Building or the Premises shall be taken or appropriated temporarily for a period of one hundred eighty (180) days or less for any public or quasi-public use under any governmental law, ordinance, or regulations, or by right of eminent domain, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Lease Term. In the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the loss of use or occupancy of the Premises during the Lease Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration and compensation for the loss of use or occupancy of the Premises after the end of the Lease Term.

          33. Parties. The term "Landlord", as used in this Lease, shall include Landlord and its assigns and successors. It is hereby covenanted and agreed by Tenant that should Landlord's interest in the Premises cease to exist for any reason during the Lease Term, then notwithstanding the happening of such event, this Lease nevertheless shall remain in full force and effect, and Tenant hereby agrees to attorn to the then owner of the Premises. The term "Tenant" shall include Tenant and its heirs, legal representatives and successors, and shall also include Tenant's assignees and sublessees, if this Lease shall be validly assigned or the Premises sublet for the balance of the Lease Term or any renewals or extensions thereof. Landlord's right to transfer or assign Landlord's interest in and to the Premises, or any part or parts thereof, shall be unrestricted; in the event of any such transfer or assignment by Landlord which includes the Premises, Landlord's obligations to Tenant hereunder shall cease as of the date of transfer with respect to obligations accruing thereafter and Tenant shall look only and solely to Landlord's assignee or transferee for performance thereof, provided such assignee or transferee assumes the obligations of Landlord under this Lease arising from and after the date of assignment.

     34. Liability of Tenant. Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord, and its partners, joint venturers, members and shareholders, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, injury, expense and liability, including, without limitation, court costs and reasonable attorneys' fees (collectively, "Claims") incurred in connection with or arising from any cause in or on the Premises (including, without limitation, Tenant's installation, placement and removal of Alterations, fixtures and/or equipment in, on or about the Premises), and any willful misconduct or negligence of Tenant or of the contractors, agents, servants, employees, licensees or invitees of Tenant in, on or about the Premises, Building and Project; provided, however, that the terms of the foregoing assumption of risk, release of Landlord and the Landlord Parties, and indemnity of Landlord and the Landlord Parties shall not apply to any Claims to the extent resulting from (i) the gross negligence or willful misconduct of Landlord or the Landlord Parties acting within the scope of their employment and (ii) events not insured or required to be insured by Tenant under this Lease. The provisions of this Section 34 shall survive the expiration or sooner termination of this Lease.

     35. Force Majeure. In the event of strike, lockout, labor trouble, civil commotion, Act of God, or any other cause beyond a party's control (collectively "Force Majeure") resulting in Landlord's inability to supply the services or perform the other obligations required of Landlord hereunder, this Lease shall not terminate and Tenant's obligation to pay Rent and all other charges and sums due and payable by Tenant shall not be affected or excused and Landlord shall not be considered to be in default under this Lease. If, as a result of Force Majeure, Tenant is delayed in performing any of its obligations under this Lease, other than Tenant's obligation to pay Rent and all other charges and sums payable by Tenant hereunder, Tenant's performance shall be excused for a period equal to such delay and Tenant shall not during such period be considered to be in default under this Lease with respect to the obligation, the performance of which has thus been delayed.

     36. Landlord's Liability. Landlord shall have no personal liability with respect to any of the provisions of this Lease. If Landlord is in default with respect to its obligations under this Lease, Tenant shall look solely to the equity of Landlord in and to the Building and the Land described in Exhibit "A" hereto (and any proceeds or profits therefrom) for satisfaction of Tenant's remedies, if any. It is expressly understood and agreed that Landlord's liability under the terms of this Lease shall in no event exceed the amount of its interest in and to said Land and Building. In no event shall any of the Landlord Parties be personally liable with respect to any of the provisions of this Lease and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

     37. Landlord's Covenant of Quiet Enjoyment. Provided Tenant performs the terms, conditions and covenants of this Lease, and subject to the terms and provisions hereof, Landlord covenants and agrees to take all necessary steps to secure and to maintain for the benefit of Tenant the quiet and peaceful possession of the Premises, for the Lease Term, without hindrance, claim or molestation by Landlord or any other person lawfully claiming under Landlord. The foregoing covenant is in lieu of any other covenant, express or implied.

     38.  Security Deposit.

          (a) As security for the faithful performance by Tenant throughout the Lease Term, and any extensions or renewals thereof, of all the terms and conditions of this Lease on the part of Tenant to be performed, Tenant has deposited with Landlord on the date of execution of the Lease the Security Deposit set forth in the Basic Lease Information. The Security Deposit shall be returned to Tenant, without interest, not later than sixty (60) days after the expiration or earlier termination of this Lease provided Tenant has fully and faithfully observed and performed all of the terms, covenants, agreements, warranties and conditions hereof on its part to be observed and performed. Landlord shall have the right to use, retain or apply all or any part of the Security Deposit, including all amounts which may be added thereto pursuant to the terms hereof, toward the cure of any default of Tenant, including, but not limited to, for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate

Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default. If all or any part of the Security Deposit is so applied by Landlord, then Tenant shall within five (5) days after written demand therefor, pay to Landlord an amount sufficient to return the Security Deposit to the balance on deposit with Landlord prior to said application (and Tenant's failure to do so shall be a default under this Lease.)

          (b) In the event of a sale or transfer of Landlord's interest in the Premises or the Building or a lease by Landlord of the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser or lessee, as the case may be, and in such event Landlord shall be relieved of all liability to Tenant for the return of the Security Deposit. The Tenant shall look solely to the new owner or lessor for the return of said Security Deposit. The Security Deposit shall not be mortgaged, assigned or encumbered by Tenant. In the event of a permitted assignment under this Lease by Tenant, the Security Deposit shall be held by Landlord as a deposit made by the permitted assignee and the Landlord shall have no further liability with respect to the return of said Security Deposit to the original Tenant.

          (c) Landlord shall not be required to keep the Security Deposit separate from its general accounts.

          (d) Tenant shall provide Landlord with the letters of credit in the form and at the time required by Exhibit "F" and at the times described in
Section 4.4. All proceeds of such letters of credit, if drawn by Landlord, may be used by Landlord to pay for amounts for which Tenant is responsible hereunder and to reimburse Landlord for damages it suffers and costs it incurs in connection with any event of default by Tenant.

     39. Hazardous Substances. Tenant hereby covenants and agrees that Tenant shall not cause or permit any "Hazardous Substances" (as hereinafter defined) to be generated, placed, held, stored, used, located or disposed of at the Project or any part thereof except for Hazardous Substances as are commonly and legally used or stored as a consequence of using the Premises for general office and administrative purposes, but only so long as the quantities thereof do not pose a threat to public health or to the environment or would necessitate a "response action", as that term is defined in CERCLA (as hereinafter defined), and so long as Tenant strictly complies or causes compliance with all applicable governmental rules and regulations concerning the use, storage, production, transportation and disposal of such Hazardous Substances. Promptly upon receipt of Landlord's request, Tenant shall submit to Landlord true and correct copies of any reports filed by Tenant with any governmental or quasi-governmental authority regarding the generation, placement, storage, use, treatment or disposal of Hazardous Substances on or about the Premises. For purposes of this
Section 39, "Hazardous Substances" shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency (EPA) or in any list of toxic pollutants designated by Congress or the EPA or which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, without limitation, strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect (collectively "Environmental Laws"). Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys' fees, costs of settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of' the presence in, or the escape, leakage, spillage, discharge, emission or release from, the Premises of any Hazardous Substances caused by Tenant (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys' fees, costs of any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act ["CERCLA"], any so-called federal, state or local "Superfund" or "Superlien" laws or any other Environmental Law); provided, however, that the foregoing indemnity is limited to matters arising solely from Tenant's violation of the covenant contained in this Section 39. The obligations of Tenant under this Section shall survive any expiration or termination of this Lease. Landlord represents and warrants to Tenant that, to the best of Landlord's knowledge, there will not be as of the Final Delivery Date, any Hazardous Substances located on or about the Project or the Premises, except for Hazardous Substances as are commonly and legally used in the construction of the Building and the tenant improvements to the Premises, provided that such use complies with all applicable Environmental Laws.

     40. Broker. CB Richard Ellis, Inc. has represented Landlord in this transaction, and The Staubach Company has represented Tenant in this transaction (collectively, "Brokers"). Brokers are entitled to a leasing commission from Landlord by virtue of this Lease, which leasing commission shall be paid in accordance with the terms of a separate agreement between Landlord and Brokers. Tenant hereby authorizes Brokers and Landlord to identify Tenant as a tenant of the Building and to state the amount of space leased by Tenant in advertisements and promotional materials relating to the Building. Landlord and Tenant represent and warrant to each other that (except with respect to the Brokers no broker, agent, commission salesperson, or other person has represented Landlord or Tenant in the negotiations for and procurement of this Lease and of the Premises and that (except with respect to the Brokers) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Landlord or Tenant. Landlord and Tenant agree to indemnify and hold each other harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys' fees and court costs) suffered or incurred by the other party as a result of a breach by Landlord or Tenant, as applicable, of the representation and warranty contained in the immediately preceding sentence or as a result of Landlord's or Tenant's failure to pay commissions, fees, or compensation due to any broker who represented Landlord or Tenant, whether or not disclosed, or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than the Brokers) claiming to have dealt with Landlord or Tenant, whether or not such claim is meritorious.

     41.  Signage.

          (a) Tenant shall be entitled, at its sole cost and expense, to identification signage on the entry door to the Premises and to. Building standard floor lobby directional signage on the floor on which the Premises are located. The location, quality, design, style, lighting and size of such signage shall be consistent with the Landlord's building standard signage program and shall be subject to Landlord's prior written approval, in its sole discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal.

          (b) Tenant shall be entitled to the number of lines on the Building directory to display Tenant's name and location in the Building as are proportionate to its occupancy in the Building.

          (c) Any signs, notices, logos, pictures, names or advertisements which are installed outside of the Premises and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion.

          (d) At Landlord's option, either (i) Landlord will not install any monument sign for the Project, or (ii) Landlord will install, at Landlord's cost, one (1) monument sign for the Project identifying only the name and/or address of the Project and not identifying any tenant or occupant of the Project, or (iii) Landlord will install, at Landlord's cost, one (1) monument sign for the Project identifying the name and/or address of the Project and the name or names of certain tenants of the Project, in which case, subject to the limitations hereinafter set forth in this paragraph (d), Tenant's name shall be more prominent on such monument sign than that of any other Tenant of the Project. The cost of maintaining, repairing and replacement any such monument sign for the Project shall be included in Operating Expenses. In the event Landlord makes the election set forth in clause (iii) above, for so long as Tenant shall lease at least 125,000 RSF in the Building, Tenant shall have the right, at Tenant's cost, to place Tenant's graphics identifying the name of Tenant on such monument sign. The graphics of no other tenant shall have a permissible height which is greater than the permissible height of Tenant's graphics on such monument sign. The size, design, color and placement location of Tenant's graphics for such monument sign and the method of attachment thereto shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, except that Landlord may establish uniform standards for such graphics, in which case Tenant's graphics shall conform to such standards. In the event the removal of Tenant's graphics from such monument sign causes any damage or defacement of such monument sign, Tenant shall be responsible for the reasonable cost of repair of such monument sign. Such obligation shall survive any expiration or termination of this Lease.

          (e) For so long as Tenant shall lease at least 125,000 RSF in the Building, Tenant shall have the right, at Tenant's cost, to place Tenant's graphics identifying the name of Tenant at or near the low-rise elevator bank on the first floor of the Building at a specific location designated by Landlord, and Tenant's name shall be the top name of the tenants listed at such location. The graphics of no other tenant shall have a permissible height which is greater than the permissible height of Tenant's graphics in the Building lobby. The size, design and color of Tenant's graphics at such first floor elevator bank location and the method of attachment of such graphics shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, except that Landlord may establish uniform standards for such graphics, in which case Tenant's graphics shall conform to such standards. In the event the removal of Tenant's graphics from such first floor elevator bank location causes any damage to the Building, Tenant shall be responsible for the reasonable cost of repair of such damage. Such obligation shall survive any expiration or termination of this Lease.

     42.  Arbitration

          (a)  Exclusive Remedy/Payment Under Protest. The provisions of this
Section 42 contain the sole and exclusive method, means and procedure to resolve any and all disputes or disagreements, including whether any particular matter constitutes, or with the passage of time would constitute, an event of default, except as provided in paragraph (g) below. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section
42. Any and all attempts to circumvent the provisions of this Section 42 shall be absolutely void. As to any matter submitted to arbitration to determine whether it would, with the passage of time, constitute an event of default, such passage of time shall not commence to run until any such affirmative determination, so long as it is simultaneously determined that the challenge of such matter as a potential event of default was made in good faith, except with respect to the payment of money. With respect to the payment of money, such passage of time shall not commence to run only if the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made "under protest," which shall occur when such payment is accompanied by a good-faith notice stating why the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth as follows:

          (b) Arbitration Panel. Within sixty (60) days after delivery of written notice ("Notice of Dispute") of the existence and nature of any dispute given by any party to the other party, and unless otherwise provided herein in any specific instance, the parties shall each: (i) appoint one (1) lawyer actively engaged in the licensed and full-time practice of law, specializing in real estate leasing matters, in San Francisco County for a continuous period immediately preceding the date of delivery ("Dispute Date") of the Notice of Dispute of not less than ten (10) years, but who has at no time ever represented or acted on behalf of any of the parties, and (ii) deliver written notice of the identity of such lawyer and a copy of his or her written acceptance of such appointment and acknowledgment of and agreement to be bound by the time constraints and other provisions of this Section 42 ("Acceptance") to the other parties hereto. The party who selects the lawyer may not consult with such lawyer, directly or indirectly, to determine the lawyer's position on the issue which is the subject of the dispute. In the event that any party fails to so act, such arbitrator shall be appointed pursuant to the same procedure that is followed when agreement cannot be reached as to the third arbitrator. Within ten
(10) days after such appointment and notice, such lawyers shall appoint a third lawyer (together with the first two (2) lawyers, "Arbitration Panel") of the same qualification and background and shall deliver written notice of the identity of such lawyer and a copy of his or her written Acceptance of such appointment to each of the parties. In the event that agreement cannot be reached on the appointment of a third lawyer within such period, such appointment and notification shall be made as quickly as possible by any court of competent jurisdiction, by any licensing authority, agency or organization having jurisdiction over such lawyers, by any professional association of lawyers in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical membership boundaries of which extend to San Francisco County or by any arbitration association or organization in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical boundaries of which extend to San Francisco County, as determined by the party giving such Notice of Dispute and simultaneously confirmed in writing delivered by such party to the other party. Any such court, authority, agency, association or organization shall be entitled either to directly select such third lawyer or to designate in writing, delivered to each of the parties, an individual who shall do so. In the event of any subsequent vacancies or inabilities to perform among the Arbitration Panel, the lawyer or lawyers involved shall be replaced in accordance with the provisions of this
Section 42 as if such replacement was an initial appointment to be made under this Section 42 within the time constraints set forth in this Section 42, measured from the date of notice of such vacancy or inability, to the person or persons required to make such appointment, with all the attendant consequences of failure to act timely if such appointed person is a party hereto.

          (c) Duty. Consistent with the provisions of this Section 42, the members of the Arbitration Panel shall utilize their utmost skill and shall apply themselves diligently so as to hear and decide, by majority vote, the outcome and resolution of any dispute or disagreement submitted to the Arbitration Panel as promptly as possible, but in any event on' or before the expiration of thirty (30) days after the appointment of the members of the Arbitration Panel. None of the members of the Arbitration Panel shall have any liability whatsoever for any acts or omissions performed or omitted in good faith pursuant to the provisions of this Section 42.

          (d) Authority. The Arbitration Panel shall (i) enforce and interpret the rights and obligations set forth in this Lease to the extent not prohibited by law, (ii) fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the proceedings before it, including any and all rules of discovery, procedure and/or evidence, and
(iii) make and issue any and all orders, final or otherwise, and any and all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue, and as it shall consider appropriate in its sole and absolute discretion, including the awarding of monetary damages (but shall not award consequential damages to either party and shall not award punitive damages except in situations involving knowing fraud or egregious conduct condoned by, or performed by, the person who, in essence, occupies the position which is the equivalent of the chief executive officer of the party against whom damages are to be awarded), the awarding of reasonable attorneys' fees and costs to the prevailing party as determined by the Arbitration Panel and the issuance of injunctive relief. If the party against whom the award is issued complies with the award, within the time period established by the Arbitration Panel, then no event of default will be deemed to have occurred, unless the event of default pertained to the non-payment of money by Tenant or Landlord, and Tenant or Landlord failed to make such payment under protest.

          (e) Appeal. The decision of the Arbitration Panel shall be final and binding, may be confirmed and entered by any court of competent jurisdiction at the request of any party and may not be appealed to any court of competent jurisdiction or otherwise except upon a claim of fraud on the part of the Arbitration Panel, or on the basis of a mistake as to the applicable law. The Arbitration Panel shall retain jurisdiction over any dispute until its award has been implemented, and judgment on any such award may be entered in any court having appropriate jurisdiction.

          (f) Compensation. Each member of the Arbitration Panel shall be compensated for any and all services rendered under this Section 42 at a rate of compensation equal to the sum of (i) Four Hundred Dollars ($400.00) per hour and
(ii) the sum of Ten Dollars ($10.00) per hour multiplied by the number of full years of the expired term under this Lease, plus reimbursement for any and all expenses incurred in connection with the rendering of such services, payable in lull promptly upon conclusion of the proceedings before the Arbitration Panel. Such compensation and reimbursement shall be borne by the nonprevailing party as determined by the Arbitration Panel in its sole and absolute discretion.

          (g) Exception. Notwithstanding the foregoing, Landlord shall have the right to exercise its remedy of unlawful detainer against Tenant following the failure of Tenant to pay any portion of the Rent or other sums due hereunder, and without regard to the other provisions of this Section 42. In addition, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other or in connection with any matter whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises or any claim of injury or damage or the enforcement of any remedy under any statute, or otherwise.

     43.  Miscellaneous

          (a) Submission of Lease. The submission of this Lease for examination does not constitute an offer to lease and this Lease shall be effective only upon execution hereof by Landlord and Tenant.

          (b) Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable tinder present or future laws, the remainder of this Lease shall not be affected thereby, and in lieu of each clause or provision of this Lease which is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as nearly identical to the said clause or provision as may be legal, valid and enforceable.

          (c) Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. This Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements, and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. There are no representations or warranties between the parties, and all reliance with respect to representation is based totally upon the representations and agreements contained in this Lease. This Lease may not be altered, waived, amended or extended except by an instrument in writing signed by Landlord and Tenant. This Lease is not in recordable form, and Tenant agrees not to record or cause to be recorded this Lease or any short form or memorandum thereof.

          (d) Headings. The use of headings herein is solely for the convenience of indexing the various paragraphs hereof and shall in no event be considered in construing or interpreting any provision of this Lease.

          (e) Governing Law. The laws of the State of California shall govern the validity, performance and enforcement of this Lease.

          (f) Authority. Each of Landlord and Tenant shall deliver to one another, on or before forty-five (45) days after the date hereof, a resolution of its members or Board of Directors, duly certified and in such form as the receiving party shall reasonably require to the effect that such party has duly authorized and executed this Lease.

          (g) Financial Statements. Upon Landlord's written request therefor, but not more often than once per year, Tenant shall promptly furnish to Landlord a financial statement with respect to Tenant for its most recent fiscal year prepared in accordance with generally accepted accounting principles and certified by Tenant as fairly presenting the financial condition of Tenant, which statement Landlord agrees to keep confidential and not use except in connection with proposed sale or loan transactions.

          (h) Joint and Several Liability. If Tenant comprises more than one person, corporation, partnership or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.

          (i) Non-Waiver. No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

          (j)  Landlord's Right to Cure Default and Payments by Tenant.

               (i) All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its performance obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease and the delivery of written notice by Landlord to Tenant of such failure, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

               (ii) Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of this paragraph (j); (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Sections 15 (Insurance) and 34 (Liability of Tenant) of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent that is past due or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Article shall survive the expiration or sooner termination of the Lease Term.

          (k) Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships, limited liability companies, individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

          (l) Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

          (m) Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

          (n) Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants except in the event of any arbitrated or litigated dispute between Landlord and Tenant or as required by law.

          (o) Building Name and Signage. Subject to Section 41 (Signature), Landlord shall have the right at any time to change the name of the Building and Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building or any portion of the Project as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Building or Project or use pictures or illustrations of the Building or Project in advertising or other publicity, without the prior written consent of Landlord. Notwithstanding the foregoing, no other tenant shall be entitled to signage larger than Tenant's on the exterior of the Building.

          (p) Exhibits. Exhibits "A" - "K", inclusive, and any other attachments specified in the Basic Lease Information, are attached to and made a part of this Lease and incorporated into this Lease by this reference.

          (q) Roof Rights. During the Lease Term, Tenant shall have the right, at its expense, to install and operate up to two (2), 24 inch satellite dishes or antennas, or a combination thereof, including cables thereto on the roof of the Building. The location of such antennas or satellite dishes shall be subject to Landlord's reasonable approval, and such equipment may not interfere with the installation, use or maintenance of other equipment installed on the roof of the Building by Landlord or other tenants. Such installation shall also be consistent with Landlord's plan regarding the esthetics of the Building. All of such telecommunications equipment, if installed, shall be removed by Tenant at its expense on the expiration or earlier termination of the Lease and all damages caused by such removal shall be paid upon demand by Tenant to Landlord. In consideration for permission to install any additional telecommunications equipment on the roof of the Building (should Landlord consent), Tenant shall pay to Landlord, as Additional Rent, such sum as Landlord shall reasonably determine. Tenant's access to and use of the roof shall be subject to such rules and regulations as Landlord shall promulgate from time to time, and Tenant agrees to abide thereby.

          (r)  Transportation Management.

               (i) Tenant shall reasonably comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) reasonable restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building or area-wide ridesharing program manager; (v) instituting reasonable employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

               (ii) Pursuant to the City of San Francisco Planning Code Section 163, the Landlord has entered, or may enter into an agreement with the San Francisco Department of City Planning to provide and implement a transportation management program for tenants of the Building and to participate in a program designed to coordinate commute alternatives marketing and brokerage for employees in the Greater Downtown San Francisco, California area. During the term of the Tenant's tenancy, Landlord agrees to provide transportation brokerage and commute assistance services, as part of Operating Expenses, to the Tenant to assist the Tenant in meeting the transportation needs of its employees. Tenant agrees to cooperate reasonably with and assist the Landlord's transportation management coordinator (the "Coordinator"), through designation of a responsible employee, to distribute to Tenant's employees written materials promoting and encouraging the use of public transit and/or ridesharing, and distribute and return to the Coordinator transportation survey questionnaire forms. Tenant may agree, at its option, to participate in other activities required of Landlord and/or ridesharing by employees in the Building.

          (s) Emergency Generator. Tenant shall have the right to install or cause to be installed an emergency or backup generator on the roof of the Building (or in such other place as Landlord shall determine) in compliance with the reasonable requirements of Landlord. Landlord shall have the right to charge fair market rent for the space for the generator. It shall be the sole responsibility of Tenant to pay for the installation, maintenance and use of such generator, and such installation shall be subject to the provisions of
Article 12 [Alterations]. No such installation shall begin until Tenant provides Landlord with evidence acceptable to Landlord that Tenant has obtained all required permits and licenses for the installation and use of such generator.

          (t) Parking. Tenant shall have the right to lease from Landlord, or Landlord's parking operator, up to the number of parking spaces in the Building which is in the same ratio to the total number of parking spaces which Landlord makes available to tenants of the Building from time to time as the number of RSF in the Premises is to the total number of RSF in the Building. Tenant shall pay Landlord or its parking operator directly for said parking spaces, as rent, such monthly amount as Landlord or its parking operator shall establish from time to time as the fair market monthly rental value of said parking spaces. Landlord or its parking operator shall charge for all parking spaces in the Building on a uniform basis. All parking in the Building shall be subject to such uniform and reasonable rules as Landlord shall establish from time to time. If at any time Tenant elects to lease fewer than the total number of parking spaces it is entitled to lease, Landlord may allocate the spaces Tenant does not lease to other tenants or to the public or for Landlord's use.

                                 [END OF TEXT]

          IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

                                    "LANDLORD"

                                    COUSINS/MYERS II, LLC, a Delaware limited liability company

                                    By:  Cousins Properties Incorporated, a
                                         Georgia corporation, Managing Member

                                         By____________________________________
                                         Name__________________________________
                                         Title_________________________________

                                    "TENANT"

                                    DIGITAL ISLAND, INC a Delaware corporation

                                         By____________________________________
                                         Name__________________________________
                                         Title_________________________________

                                         Attest:_______________________________
                                         Name__________________________________
                                         Title_________________________________

                                  EXHIBIT "G"

                             BASE RENT DESCRIPTION

     1.  Base Rental. Base Rental for each floor of the Premises is as follows:

                   RSF IN
                     THE
  FLOOR           PREMISES            LEASE PERIOD 1                   LEASE PERIOD 1                LEASE PERIOD 1
----------------------------------------------------------------------------------------------------------------------------
                                               Annual Base                       Annual Base                     Annual Base
                                 Rate/RSF        Rental          Rate/RSF          Rental         Rate/RSF         Rental
----------------------------------------------------------------------------------------------------------------------------
5                   20,192        $40.00       $  807,680           $42.00       $  848,064         $44.00        $  888,448
----------------------------------------------------------------------------------------------------------------------------
6                   20,192         40.00          807,680            42.00          848,064          44.00           888,448
----------------------------------------------------------------------------------------------------------------------------
7                   19,981         40.00          799,240            42.00          839,202          44.00           879,164
----------------------------------------------------------------------------------------------------------------------------
8                   16,277         43.00          699,911            45.00          732,465          47.00           765,019
----------------------------------------------------------------------------------------------------------------------------
9                   16,277         43.00          699,911            45.00          732,465          47.00           765,019
----------------------------------------------------------------------------------------------------------------------------
10                  16,277         43.00          699,911            45.00          742,465          47.00           765,019
----------------------------------------------------------------------------------------------------------------------------
11                  16,277         44.00          716,188            46.00          748,742          48.00           781,296
----------------------------------------------------------------------------------------------------------------------------
12                  16,277         44.00          716,188            46.00          748,742          48.00           781,296
----------------------------------------------------------------------------------------------------------------------------
14                  16,275         46.00          748,650            48.00          781,200          50.00           813,750
----------------------------------------------------------------------------------------------------------------------------
Total              158,025                     $6,695,359                        $7,011,409                       $7,327,459
----------------------------------------------------------------------------------------------------------------------------

          This Exhibit G shall be amended by Landlord to reflect the proper Base Rent upon an adjustment to the RSF of the Building or the Premises pursuant to
Section 1(b) or the expansion of the Premises pursuant to Exhibit E.

          2.   Rent Escalation.

          (a) As used in this Article 2, the term "Lease Period" shall mean the forty-eight (48) month period commencing on the Rent Commencement Date, or, if the Rental Commencement Date is not on the first day of a calendar month, commencing on the first day of the first calendar month following the Rent Commencement Date, and each successive forty-eight (48) month period thereafter during the Lease Term. The term "Subsequent Period" shall mean each Lease Period of the Lease Term following the first Lease Period. The term "Prior Period" shall mean the Lease Period prior to each Subsequent Period. The term "Index" shall mean the Consumer Price Index for all Urban Consumers (U.S. City Average; Base 1982-84-100), published by the Bureau of Labor Statistics of the United States Department of Labor. The term "Base Month" shall mean the calendar month which is two (2) months prior to the month during which this Lease is fully executed by Landlord and Tenant. The term "Comparison Month" shall mean the calendar month which is two (2) months prior to the first full month of each Subsequent Period in question.

          (b) On the first day of each Subsequent Period, the Base Rental Rate shall be increased to an amount equal to the Base Rental Rate for the first Lease Period as set forth in the following chart contained in Section 1 above, plus an amount equal to the product of fifteen (15) times the percentage increase in the Index for the Comparison Month as compared to the Index for the Base Month, multiplied by the Base Rental Rate for the first Lease Period; provided, however, in no event shall the Base Rental Rate for a Subsequent Period be less than the Base Rental Rate applicable to the Prior Period and in no event shall the Base Rental Rate for the Subsequent Period be greater than the amounts for the Lease Periods shown in the above chart.

                                  EXHIBIT "G"